UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2015 (November 18, 2015)

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2015, the Mohegan Tribal Gaming Authority (the “Authority”) entered into a Facility Agreement (the “Facility Agreement”) by and among the Authority, the Mohegan Tribe of Indians of Connecticut (the “Tribe”) and UBS AG, London Branch (“UBS”). Pursuant to the Facility Agreement, the Authority may issue, from time to time, to UBS or its designee, senior unsecured notes in an aggregate principal amount of up to $200 million, with varying amounts, borrowing dates, maturities and interest rates, as may be agreed with UBS or its designee.

On November 20, 2015, pursuant to the Facility Agreement, the Authority entered into a Note Purchase Agreement (the “Note Purchase Agreement”) by and among the Authority, the Tribe and the purchaser named therein (the “Purchaser”). In accordance with the Note Purchase Agreement, the Authority issued floating rate senior notes due 2017 in an aggregate principal amount of $100 million (the “Notes”) to the Purchaser in a private offering that closed on November 20, 2015. The Notes are senior unsecured obligations of the Authority. Pursuant to a Guarantee Agreement, dated November 20, 2015 (the “Guarantee Agreement”), certain of the Authority’s subsidiaries, which are the same subsidiaries that guarantee the Authority’s existing credit facilities and unsecured notes, have guaranteed the Notes. The Notes bear interest at a rate per annum equal to LIBOR plus 4.45%, payable quarterly. The Notes will mature on December 15, 2017. The Authority expects to use the net proceeds from the Notes to refinance existing indebtedness and to pursue potential gaming opportunities in South Korea.

The Authority may redeem the Notes at any time, in whole or in part, at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the date of redemption, customary breakage costs, a “make-whole amount”, and, if redeemed within one year of the date of issuance, a premium of 0.25%. If the Authority experiences specific kinds of change-of-control events, undertakes certain asset sales or experiences certain swap-related credit determinations, it will be required to make an offer to purchase the Notes at the purchase prices set forth in the Note Purchase Agreement. In addition, if any gaming regulatory authority requires a holder of the Notes to be licensed, qualified or found suitable under applicable gaming laws, and such holder does not obtain such license, qualification or finding of suitability within a specified time, the Authority can call for redemption the Notes held by such holder.

The Note Purchase Agreement contains certain covenants that, subject to certain significant exceptions, limit, among other things, the Authority’s and guarantors’ ability to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company or transfer and sell assets. The Note Purchase Agreement includes customary events of default, including, but not limited to, failure to make required payments, failure to comply with certain agreements or covenants, certain cross-defaults, certain events of bankruptcy and insolvency and certain judgment defaults.

The foregoing description of the Facility Agreement, the Note Purchase Agreement, and the Guarantee Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facility Agreement, the Note Purchase Agreement, and the Guarantee Agreement, respectively filed as Exhibit 10.1, Exhibit 10.2, and Exhibit 10.3 hereto and incorporated by reference herein.

The Notes and the related guarantees have not been registered under the Securities Act of 1933, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures in Item 1.01 of this Current Report on Form 8-K with respect to the Facility Agreement, the Note Purchase Agreement and the Guarantee Agreement are incorporated herein by reference.

Section 8 – Other Events

Item 8.01	Other Events.

On November 19, 2015, the Authority issued a press release announcing the entry into the Facility Agreement.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The press release and related information also may be found on the Authority’s website at www.mtga.com, under “Investor Relations/Financial News.”

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

10.1	Facility Agreement, dated as of November 18, 2015, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut (only for the limited purposes as to itself set forth therein) and UBS AG, London Branch.

10.2	Note Purchase Agreement, dated as of November 20, 2015, by and among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut (only for the limited purposes as to itself set forth therein) and the purchaser named therein.

10.3	Guarantee Agreement, dated as of November 20, 2015, by Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures PA, LLC, Mohegan Basketball Club, LLC, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC.

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated November 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: November 24, 2015	By:	/s/ Kevin P. Brown.
Kevin P. Brown
Chairman